Exhibit 10.55

SEPARATION AGREEMENT

This Agreement (“Separation Agreement”) is made and entered into this 1st day of June, 2005, between Michael D. Popielec (“Employee”) and Danka Office Imaging Company and its parent company, subsidiary companies, affiliated companies, predecessor companies or entities and their officers, directors, agents, employees, or assigns (“Employer”).

The purpose of this Separation Agreement is to set forth the terms and conditions under which Employee and Employer will terminate their employment relationship. The parties agree as follows:

1.	Termination. Subject to the terms and conditions set forth herein and in the attached Release (Exhibit “A”), Employee and Employer agree to terminate Employee’s employment with Employer on June 3, 2005 (“Termination Date”). Until the Termination Date, Employee shall be available to perform such reasonable duties as may be requested by Employer’s Chief Executive Officer.

2.	Payment. The parties agree that Employee shall receive Eight Hundred Thousand and 00/100 Dollars ($800,000), and such other consideration as described herein from Employer in consideration of the promises made herein and in consideration of Employee’s compliance with the terms of this Separation Agreement and execution and compliance with the terms of the Release of Claims in the form attached hereto as Exhibit “A” (which shall be executed by Employee on the “Termination Date”) in the following manner:

(i)	Employer shall, upon Employee’s execution and delivery to Employer of this Separation Agreement and Release of Claims and upon the expiration of all applicable revocation periods contained in this Separation Agreement and Release of Claims, make bi-weekly payments of Fifteen Thousand Three Hundred Eighty-Four and 62/100 Dollars ($15,384.62) less, in each case, customary payroll deductions beginning with the first pay cycle after the Termination Date, through June 10, 2006. In addition, on June 10, 2006, Employer shall pay Employee a lump sum payment of $800,000, less the gross, cumulative amounts paid to Employee under this paragraph through June 10, 2006, discounted to its then present value using the prime rate of interest as reported by the Wall Street Journal on the day immediately predating such payment. Notwithstanding the above, if additional rules or guidance shall be issued prior to June 10, 2006, which conclusively establish that Employee would not be penalized if such bi-weekly payments were made over a period of 24 months, as agreed in the Employment Agreement between the parties dated March 28, 2003, then Employer may elect not to make such lump sum payment and continue to make bi-weekly payments until the balance of the $800,000 is paid.

(ii)	Employer shall pay Employee all earned but unused vacation as of the Termination Date.

(iii)	Employer shall pay, on a prorated basis, any earned but unpaid Management Incentive Plan (“MIP”) payments, if any, through the Termination Date, as set forth in the applicable FY 2005 MIP plan.

(iv)	All stock options granted to Employee during employment with Employer shall become vested and exercisable as of the Termination Date and shall be exercisable for a period of 24 months from the Termination Date. Employer has filed and will maintain a registration statement with the Securities Exchange Commission such that all the stock (or American Deposit Shares) subject to the options shall be registered shares upon the exercise of the options.

(v)	Upon the Employee’s election of COBRA benefits, Employer shall pay Employee the additional cost of COBRA benefits over and above the amount currently paid by Employee for health benefits as an employee of Employer and Employer shall continue to provide Employee with such benefits for a period of 24 months.

3.	Full Compensation. The consideration set forth in paragraph 2 above will compensate Employee for any and all claims arising out of Employee’s employment with and termination from employment with Employer and termination of employment, including but not limited to claims for attorney’s fees and costs, any and all claims for any type of legal, equitable, or statutory relief, and for Employee’s future compliance with the terms and conditions of this Separation Agreement.

4.	Records, Documents and Property. Employee represents and warrants that Employee will not take, or will have returned any of Employer’s property, including but not limited to computer data files and records, documents and tangible items pertaining to Employer, as well as all credit cards, keys, access codes and/or other records, documents or property as of the Termination Date. Notwithstanding the foregoing, Employee has purchased his laptop from Employer and is retaining and using, solely for the purpose of writing a resume and substantiating any claims during future interviews with prospective employer, certain files as approved and provided by the General Counsel of Employee.

5.	Confidentiality. Employee agrees to forever treat and maintain as confidential all information relating to Employer and its business, clients, customers, and prospective clients and customers, including but not limited to Employer’s customer lists, prospect files, project files, job processes, financial information, employee information, computer information, imaging techniques and methods, business strategies, pricing information, sales and marketing plans, and all other information which is not generally known outside the Employer, except as disclosure is required by law. Except as otherwise required by law, Employee and Employer shall keep the facts surrounding the termination of Employee’s employment with Employer confidential.

6.	Employer’s Remedies. Employee acknowledges that the violation of any of the material terms of this Separation Agreement will cause irreparable harm to Employer and agrees that, in addition to any other relief afforded by law, Employer shall be entitled to seek an injunction against the violation of the Separation Agreement. Both damages and an injunction shall be proper modes of relief and are not alternative remedies. If Employer commences any action in equity to specifically enforce any of its rights under this Separation Agreement, Employee waives and agrees not to assert the defense Employer has an adequate remedy at law. All payments under this Separation Agreement shall cease upon Employee’s violation of any of its terms. Employee shall indemnify Company for all costs, expenses, liabilities and damages, including reasonable attorney’s fees incurred in connection with any breach by Employee of the provisions of this Agreement and which Company may incur in the successful enforcement of any covenant in this Agreement. Employee stipulates and agrees that during his period of employment with Employer, he has obtained knowledge of Employer’s trade secrets, valuable confidential business information, substantial relationships with prospective and existing customers and received extraordinary and special training. Employee stipulates and agrees that this Separation Agreement is reasonably necessary to protect the legitimate business interests of Employer and is not overbroad nor overlong in duration.

7.	Employee Remedies. In the event of Employer’s failure to timely pay (i.e. on the customary pay period date) any amounts due under this Separation Agreement, the payment of all remaining amounts shall immediately become due and payable and be subject to interest at the prime rate as set forth in the Wall Street Journal for any further delays.

8.	Non-Compete. Employee agrees that for a period of twenty -four (24) months from the Termination Date, in any location in which Employee acted on behalf of Employer (“Restricted Area”), Employee will not accept employment and engage in, as an employee, consultant, independent contractor or otherwise, activities or duties with any company, individual or entity which compete, directly or indirectly, with any of Employer’s lines of business including, but not limited to, the sales and service of copiers, multi function devices, printers, facsimiles equipment and related supplies and the providing of facilities management, consulting, software, document output or related services. Employee shall not, in the Restricted Area, directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which is materially similar to or competitive with the Company. Nothing contained in this Section shall be deemed to prohibit Employee from acquiring, solely as an investment, less than one percent interest in the equity of any publicly traded corporation or limited partnership. This provision shall specifically include but not be limited to Xerox, Ikon, Hewlett-Packard, Lexmark, Imagistics and Global Imaging Services. Executive may request Company’s consent to work for a non-competing division of any other Company, which consent shall not be unreasonably withheld.

9.	Non Solicitation of Customer. Employee agrees for a period of twenty-four (24) months following the Termination Date, Employee shall not, directly or indirectly, solicit, induce, or attempt to induce any past or current customer of Company (a) to cease doing business in whole or in part with or though the Company; or (b) to do business with any other person, firm, partnership, corporation or other entity which performs services similar to Company.

10.	Non Solicitation of Employees. Employee agrees that for a period of twenty-four (24) months following the Termination Date Employee shall not, on Employee’s own behalf, or for any person, firm, partnership, corporation, or other entity, directly or indirectly, (a) hire, solicit, interfere with, or endeavor to cause any Employee of the Company to leave Company’s employment; or (b) induce or attempt to induce any such Employee to breach such Employee’s Employment Agreement with the Company, in each case if Executive has had material business contact with such Employee during the Term.

11.	Severability. If any of the provisions of or covenants contained in this Agreement are hereafter construed to be invalid or unenforceable in a particular jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in that jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability thereof in a particular jurisdiction because of the duration and/or scope of such provision or covenant in that jurisdiction and, in its reduced form, said provision or covenant shall be enforceable. In all other jurisdictions this Section shall at all times remain in full force and effect.

12.	Non-Disparagement. Employee agrees to refrain from making any negative or disparaging remarks concerning Employer, its owners, directors, officers, employees, customers, vendors, or its products or services. Nothing herein shall prevent Employee from giving truthful testimony in any legal proceeding in which Employee is required to testify. Employer agrees to refrain from making any negative or disparaging remarks concerning Employee and shall make a good faith effort to prevent its owners, directors, officers, employees, customers and vendors from making negative and disparaging remarks.

13.	Cooperation. Employee agrees to reasonably cooperate in any litigation or other dispute involving Employer to which Employee is or becomes a material witness. Employee agrees to attend and give truthful testimony at depositions, arbitrations, trials and any other procedure or dispute resolution upon reasonable notice by Employer and at mutually convenient time, following the Termination Date. Employer shall reasonably compensate Employee for he spends cooperating and shall reimburse him for all reasonable expenses he incurs cooperating.

14.	Non-Admission. Nothing in this Separation Agreement or Release of Claims is intended to be, nor will be deemed to be, an admission of liability by Employer or Employee that it or he has violated any state, federal or local statute, local ordinance, administrative regulation, or principle of common law, or that it or he has engaged in any wrongdoing.

15.	Non-Assignment. The parties agree that this Separation Agreement and Release of Claims will not be assignable by either party unless the other party agrees in writing, except that upon Employee’s death after the Termination Date and Employee’s or Employee’s Executor’s execution of the Release of Claims, any remaining payments shall be due and payable to Employee’s estate. Notwithstanding the foregoing, Employer agrees that its obligations hereunder shall be binding upon any successors or assigns in the event of a change in control, sale of assets or sale of stock.

16.	Release of Employee. In consideration for Employee’s execution of this Separation Agreement, Employer shall release Employee from any claims it may have, directly or indirectly, against Employee in connection with his employment with Employer or the termination of such employment.

17.	Indemnification. Employer shall, to the fullest extend permitted by law, continue to indemnify and hold Employee harmless from any and all liability (including, without limitation, judgments, fines, settlement payments, expenses, costs, and attorney’s fees) arising from his service as an employee, officer, or director of Employer. To the fullest extend permitted by law, if there is a potential or actual conflict of interest between Employer and Employee, Employer shall advance legal fees and expenses to Employee for qualified counsel selected by Employer in connection with any litigation, investigation, action, suit, or other proceeding related to Employee’s employment with Employer or his performing services for the Employer, whether as a director, officer, or employee of Employer.

18.	No Mitigation or Offset. Employee shall not be required to mitigate the amount of any severance or termination payment provided for in this Separation Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Separation Agreement be reduced by any compensation or income Executive may receive from any source. In addition, no payments to Employee under this Separation Agreement may be subject to any offset or setoff due to any claim Employer, or its parents, affiliates, or subsidiaries, may have against Employee.

19.	Attorneys’ Fees. Employer will promptly reimburse Employee for all reasonable attorneys’ fees (for counsel selected by Employee) and expenses arising out of any dispute under or in connection with this Separation Agreement (whether litigation or arbitration) to the extent Employee is the prevailing party.

20.	Source of Payments. All severance, and all other payments to Employee under this Separation Agreement shall be paid to Employee by the Employer through its U.S. payroll system and shall be made in cash in U.S. dollars. If Employer should fail to make any such payment to Employee when due, Danka Office Imaging Company, Danka Holding Company, and Danka Business Systems shall be jointly and severally liable to Executive for such payments.

21.	Merger. This Separation Agreement supersedes all prior oral and written agreements and communications between Employer and Employee. Employee and Employer agrees that any and all claims which Employee might have had against Employer and which Employer might have had against Employee are fully released and discharged by this Separation Agreement and Release of Claims, and that the only claims which may hereafter be asserted against Employer or Employee may be based on an alleged breach of the terms of this Separation Agreement.

22.	Employee Representation. Employee represents that as an Executive of Employer, he is aware of no material financial or operational matter or violation of any law or regulation which would require disclosure to the public, or which would materially impact the company’s financial statements.

23.	Entire Agreement. This Separation Agreement and Release constitute the entire agreements between the parties with respect to Employee’s termination from employment with the Employer. The parties agree that there were no inducements or representations leading to the execution of this Separation Agreement or the Release of Claims, except as stated herein.

24.	Voluntary and Knowing Action. Employee acknowledges that Employee will have been represented and advised by an attorney, or will have had the full opportunity to secure such advice, and has read and understands the terms of this Separation Agreement and Release of Claims, and acknowledges that upon execution of the Release of Claims, he is voluntarily entering into this Separation Agreement and Release of Claims to effectuate termination from Employer.

25.	Review. Employee understands that he may have twenty-one (21) calendar days from the day that he receives this Separation Agreement, not counting the day of receipt, to consider whether to sign it. Employer recommends that Employee consult with an attorney before executing this Separation Agreement. If Employee signs this Separation Agreement before the end of the twenty-one (21) day period, it is because Employee has decided that he has already had sufficient time to decide whether to execute this Separation Agreement.

26.	Revocation. Employee may revoke this Agreement within seven (7) calendar days after execution of the Release of Claims to reinstate federal civil rights (if any). To be effective, any revocation within relevant time period must be in writing and delivered to Employer addressed to Keith J. Nelsen, Chief Administrative Officer, Danka Office Imaging Company, 11101 Roosevelt Boulevard, St. Petersburg, Florida 33716, either by hand or mail within the appropriate period.

If sent by mail, the revocation must be (1) postmarked within the relevant period; (2) properly addressed to Danka; and (3) sent by certified mail, return receipt requested.

27.	Governing Law. This Separation Agreement and Release of Claims will be construed and interpreted in accordance with the laws of the State of Florida.

28.	Counterparts. This Separation Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the day and year first above written.

EMPLOYEE:

Dated: May 23, 2005	/s/ Michael D. Popielec
Michael D. Popielec

STATE OF FLORIDA

COUNTY OF Collier

The foregoing instrument was acknowledged before me this 23rd day of May, 2005, by Michael Popielec who is personally know to me or has produced Drivers License as identification.

/s/ Sarah Castro
Signature of Notary Public

Sarah Castro
Print, Type, or Stamp Commissioned Name of Notary Public

Dated: , 2005	EMPLOYER:
DANKA OFFICE IMAGING COMPANY

By
Its

DANKA BUSINESS SYSTEMS PLC

By	/s/ Todd Mavis
Its

DANKA HOLDING COMPANY

By
Its

RELEASE OF CLAIMS

DEFINITIONS: I, Michael D. Popielec (“Employee”), intend all words used in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

A.	I, Me, and My include both me and anyone who has or obtains any legal rights or claims through me.

B.	Employer, as used herein, shall at all times mean Danka or any parent company, affiliated companies or entities and includes Employer’s employees, officers, directors, successors and assigns, its attorneys, consultants and agents, whether in their individual or official capacities.

C.	My Claims means all of the rights I have to any relief of any kind from Employer, whether or not I now know about those rights, arising out of or in any way related to my employment with Employer, and my Termination of employment, or any employee benefit plan, including, but not limited to, common law, or equitable claims, claims for violation or breach of any employment agreement or understanding; fraud or misrepresentation; and any statutory claims including alleged violations of the Florida Human Rights Act, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII, Older Workers Benefit Protection Act, or any other federal, state, or local civil rights laws or ordinances; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful Termination of employment, or any other claims, accruing up to the date of execution of this Release of Claims. Notwithstanding the foregoing, My Claims do not include any rights I have under the Separation Agreement between me and the Employer or any obligations the Employer has under such Separation Agreement.

Agreement to Release My Claims. I am receiving a substantial amount of money, among other things, from the Employer as consideration for my release of claims. I agree to give up all My Claims against Employer as defined above. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against the Employer or any of its employees or agents based on any alleged claims. The money I am receiving is a full and fair payment for the release of all My Claims.

Additional Agreements and Understandings. Even though Employer is paying me to release My Claims, the employer expressly denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.

I understand that I may have twenty-one (21) calendar days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. I further understand that Employer recommends that I consult with an attorney before executing this Release. I agree that if I sign this Release before the end of the twenty-one (21) day period, it is because I have decided that I have already had sufficient time to decide whether to sign the Release.

I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal civil rights claims. To be effective, my rescission must be in writing and delivered to the employer, Keith J. Nelsen, Chief Administrative Officer, Danka, 11101 Roosevelt Boulevard, St. Petersburg, Florida, 33716, either by hand or by mail within the required period. If sent by mail, the rescission must be:

1.	Postmarked within the relevant period;

2.	Properly addressed to: Keith J. Nelsen, Chief Administrative Officer, Danka, 11101 Roosevelt Boulevard, St. Petersburg, Florida, 33716 and

3.	Sent by certified mail, return receipt requested.

I have read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or its agents.

I understand and agree that this Release and the Separation Agreement to which it is attached contain all the agreements between the Employer and me. We have no other written or oral agreements.

Dated: May 23, 2005 Signed:	/s/ Michael D. Popielec

Witnesses:	/s/ Sarah Castro

/s/ Justa Fernandez

STATE OF FLORIDA

COUNTY OF Collier

The foregoing instrument was acknowledged before me this 23rd day of May, 2005, by Michael Popielec who is personally know to me or has produced Drivers License as identification.

/s/ Sarah Castro
Signature of Notary Public

Sarah Castro
Print, Type, or Stamp Commissioned Name of Notary Public